Exhibit 99.1

PRESS RELEASE
Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT ANNOUNCES MAILING OF PROXY MATERIALS
FOR PENDING ACQUISITION
BY FIDELITY NATIONAL FINANCIAL

Shareholder Meeting to be held November 8, 2004

ATLANTA, GA (October 12, 2004) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, today announced that it has commenced mailing of its definitive proxy materials for its November 8, 2004 annual meeting of shareholders. InterCept is sending the proxy materials to all shareholders of record as of the close of business on September 15, 2004. At the meeting, InterCept shareholders will be asked to vote on the following matters:

A proposal to approve the merger with Fidelity National Financial, Inc.; and

A proposal to elect five directors, provided that if the merger is consummated, the election of directors will not take effect.

InterCept’s Chief Executive Officer, John W. Collins, advised InterCept’s shareholders, “It is particularly important that each shareholder take the time to vote. The merger proposal requires the affirmative vote of the holders of 66 2/3% of our outstanding common shares. Brokers cannot vote your shares without specific instructions from you. If you do not vote your proxy, you are in effect voting against the merger. Whether or not you are planning to attend the meeting, please complete, date, and sign the proxy card enclosed with your proxy materials and return it promptly.”

About InterCept

InterCept, Inc. (Nasdaq: ICPT) provides innovative technology products and services to the financial industry, including core processing, check imaging and item processing, electronic funds transfer, debit card processing, communications management and related products and services. The company serves over 2,000 clients nationwide and is a leading provider of check imaging solutions with over 30 fully image-enabled processing centers from coast to coast. Visit http:// www.intercept.net, email info@intercept.net or call 770.248.9600 for more information.

InterCept strongly advises all InterCept shareholders to read the proxy statement when they receive it because it will contain important information. InterCept is sending its proxy statement, along with its Annual Report, to all shareholders of record, and the proxy statement is now available at no charge on the SEC’s web site at http://www.sec.gov. Free copies of these documents may also be obtained from InterCept by directing a request to InterCept, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, Attention: Carole Collins, Director of Investor Relations.